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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                   FORM T-3/A

                                (Amendment No. 1)

                   APPLICATION FOR QUALIFICATION OF INDENTURE
                      UNDER THE TRUST INDENTURE ACT OF 1939
                        --------------------------------

                              CARMIKE CINEMAS, INC.
                               (Name of Applicant)

                                1301 First Avenue
                          Columbus, Georgia 31901-2109
                    (Address of Principal Executive Offices)

          Securities to be Issued Under the Indenture to be Qualified:

            Title of Class                            Amount
            --------------                            ------

   10 3/8% Senior Subordinated Notes     Up to a maximum aggregate principal
   Due 2009                              amount of $154,315,000

                        --------------------------------

Approximate date of proposed public offering: Upon the Effective Date under the Plan (as defined herein), presently anticipated to be on or about January 15, 2001.

                        --------------------------------


                                Martin A. Durant
     Senior Vice President of Finance, Chief Financial Officer and Treasurer
                              Carmike Cinemas, Inc.
                                1301 First Avenue
                          Columbus, Georgia 31901-2109
                     (Name and Address of Agent for Service)


                                 With copies to:

                              George A. Davis, Esq.
                           Weil, Gotshal & Manges LLP
                                767 Fifth Avenue
                            New York, New York 10153


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The Applicant hereby amends this Application for Qualification on such date or dates as may be necessary to delay its effectiveness until (i) the 20th day after the filing of an amendment that specifically states that it shall supersede this Application for Qualification or (ii) such date as the Securities and Exchange Commission, acting pursuant to Section 307(c) of the Trust Indenture Act of 1939, may determine upon the written request of the Applicant.

                                   FORM T-3/A

Explanatory Note.

         This Amendment No. 1 to Form T-3 is being filed solely for the purposes of filing an executed Form T-1, attached hereto as Exhibit 25, which was previously filed unexecuted as Exhibit T3G.

Item 9.

Contents of Application for Qualification. This Amendment No. 1 to the Application for Qualification comprises--

         (a)      Pages numbered 1 to 4, consecutively (including an attached
                  Exhibit Index).

         (b) The statement of eligibility and qualification of the trustee under the indenture to be qualified.

         (c) The following exhibits in addition to those filed as a part of the statement of eligibility and qualification of the trustee:

                  Exhibit T3A-1     Amended and Restated Articles of
                                    Incorporation of Applicant (incorporated by reference to the Applicant's Form 10-K for the year ended December 31, 1998).

                  Exhibit T3B-1     Amended and Restated Bylaws of Applicant
                                    (incorporated by reference to the
                                    Applicant's Form 10-K for the year ended
                                    December 31, 2000).

                  Exhibit T3C**     Form of Indenture between Applicant, the
                                    Guarantors and the Trustee.

                  Exhibit T3D       Not Applicable.

                  Exhibit T3E-1**   Disclosure Statement for Debtors' Joint Plan
                                    of Reorganization, dated November 14, 2001.

                  Exhibit T3E-2**   Debtors' Joint Plan of Reorganization Under
                                    Chapter 11 of the Bankruptcy Code, dated
                                    November 14, 2001.

                  Exhibit T3F**     Cross reference sheet showing the location
                                    in the Indenture of the provisions inserted therein pursuant to Sections 310 through 318(a), inclusive, of the Trust Indenture
                                    Act of 1939 (included as part of Exhibit
                                    T3C).

                  Exhibit 25* Statement of eligibility and qualification of the Trustee on Form T-1.





--------------------------------
*        Filed herewith.
**       Previously filed.


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

                                    SIGNATURE

         Pursuant to the requirements of the Trust Indenture Act of 1939, the Applicant, Carmike Cinemas, Inc., a Delaware corporation, has duly caused this Amendment No. 1 to the Application for Qualification to be signed on its behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the City of Columbus, and State of Georgia, on the 17th day of December, 2001.


(Seal)             CARMIKE CINEMAS, INC.

                   By:   /s/ Martin A. Durant
                      --------------------------------------------------
                   Name:    Martin A. Durant
                   Title:   Senior Vice President, Chief Financial Officer and
                            Treasurer


Attest:  /s/ F. Lee Champion, III
       ----------------------------------------------
Name:    F. Lee Champion, III
Title:   Senior Vice President, General Counsel
         and Secretary

















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

                                  Exhibit Index
                                  -------------


Exhibit No.       Description
-----------       -----------

Exhibit T3A-1     Amended and Restated Articles of Incorporation of Applicant
                  (incorporated by reference to the Applicant's Form 10-K for the year ended December 31, 1998).

Exhibit T3B-1     Amended and Restated Bylaws of Applicant (incorporated by
                  reference to the Applicant's Form 10-K for the year ended
                  December 31, 2000).

Exhibit T3C**     Form of Indenture between Applicant, the Guarantors and the
                  Trustee.

Exhibit T3D       Not Applicable.

Exhibit T3E-1**   Disclosure Statement for Debtors' Joint Plan of
                  Reorganization, dated November 14, 2001.

Exhibit T3E-2**   Debtors' Joint Plan of Reorganization Under Chapter 11 of the
                  Bankruptcy Code, dated November 14, 2001.

Exhibit T3F**     Cross reference sheet showing the location in the Indenture of the provisions inserted therein pursuant to Sections 310
                  through 318(a), inclusive, of the Trust Indenture Act of 1939
                  (included as part of Exhibit T3C).

Exhibit 25* Statement of eligibility and qualification of the Trustee on Form T-1.





--------------------------------
*        Filed herewith.
**       Previously filed.



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